Exhibit 99.2

City Office REIT, Inc.

Pro Forma Consolidated Financial Statements

(Unaudited)

City Office REIT, Inc. (“Company,” “we,” “our” or “us”) was organized in the state of Maryland on November 26, 2013. On April 21, 2014, the Company completed its initial public offering (“IPO”) of shares of the Company’s common stock. The Company contributed the net proceeds of the IPO to City Office REIT Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership”), in exchange for common units in our Operating Partnership. Both the Company and the Operating Partnership commenced operations upon completion of the IPO and certain related formation transactions (the “Formation Transactions”).

Neither the Company nor the Operating Partnership had any business activity prior to completion of the IPO and related Formation Transactions on April 21, 2014. Since completion of the IPO and the related Formation Transactions, the Company, through the Operating Partnership and its subsidiaries, has completed the acquisition of three properties during the year ended December 31, 2014 —the Plaza 25 property purchased on June 4, 2014, the Lake Vista Pointe property purchased on July 18, 2014, and the Florida Research Park property purchased on November 18, 2014. During the first quarter of 2015, the Company also acquired the Logan Tower property on February 4, 2015.

The Company announced on April 20, 2015 that it had entered into an Agreement of Purchase and Sale to acquire Superior Pointe in the Denver, Colorado metropolitan area (“the Property”) for a purchase price of $25.8 million. The principal conditions to the acquisition have been satisfied and the transaction is anticipated to close in June 2015. However, there can be no assurance as to the timing of the closing or whether the closing will actually occur. The Company does not have a material relationship with the seller of the Property and the acquisition will not be an affiliated transaction.

The accompanying unaudited Pro Forma Consolidated Balance Sheet is presented to reflect the historical consolidated balance sheet of the Company at December 31, 2014 (which includes the acquisition of Plaza 25, Lake Vista Pointe and Florida Research Park properties), the acquisition of the Logan Tower property, and the probable acquisition of the Superior Pointe property, as if they had all been completed on December 31, 2014. The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2014 reflects the historical operations of the Predecessor for the period from January 1, 2014 through April 20, 2014 and the historical results of operations of the Company for the period from April 21, 2014 through December 31, 2014 and are presented as if the IPO and related Formation Transactions, and the acquisitions of Plaza 25, Lake Vista Pointe, Florida Research Park, Logan Tower and Superior Pointe properties were completed on January 1, 2014.

Pro forma information is intended to provide investors with information about the impact of transactions by showing how specific transactions might have affected historical financial statements, illustrating the scope of the change in the historical financial position and results of operations. The adjustments made to historical financial information give effect to events that are directly attributable to the acquisition of the property and are factually supportable. The unaudited Pro Forma Consolidated Financial Statements are prepared in accordance with Article 11 of Regulation S-X.

The unaudited Pro Forma Consolidated Financial Statements set forth below are not fact and there can be no assurance that the Company’s results would not have differed significantly from those set forth below if the acquisition had actually occurred on January 1, 2014. Accordingly, the unaudited Pro Forma Consolidated

Financial Statements are presented for illustrative purposes only and do not purport to represent, and are not necessarily indicative of, what our actual financial position and results of operations would have been had the acquisition of the property occurred on the dates indicated, nor are they indicative of our future financial position or results of operations. Readers are cautioned not to place undue reliance on such information and the Company makes no representations regarding the information set forth below or its ultimate performance compared to it. The unaudited Pro Forma Consolidated Financial Statements exclude any non-recurring charges or credits directly attributable to the acquisition.

City Office REIT, Inc.

Pro Forma Consolidated Balance Sheet

As of December 31, 2014

(Unaudited)

(In thousands, except share and per share data)

	City Office REIT, Inc.	Superior Pointe Acquisition (A)	First Quarter Acquisition - Logan Tower (B)	Company Pro Forma
Assets
Real estate properties, net	$211,828	$22,987	$9,503	$244,318
Cash and cash equivalents	34,862	(22,801)	(10,423)	1,638
Restricted cash	11,093	—	—	11,093
Rents receivable, net	7,981	—	—	7,981
Deferred financing costs, net of accumulated amortization	2,901	—	—	2,901
Deferred leasing costs, net of accumulated amortization	2,618	—	—	2,618
Acquired lease intangibles assets, net	29,391	2,867	1,274	33,532
Prepaid expenses and other assets	832	—	—	832

Total Assets	$301,506	$3,053	$354	$304,913

Liabilities and Equity

Liabilities:
Debt	$189,940	$3,000	$—	$192,940
Accounts payable and accrued liabilities	4,080	—	48	4,128
Deferred rent	2,212	—	—	2,212
Tenant rent deposits	1,862	—	—	1,862
Acquired lease intangibles liability, net	606	53	306	965
Dividends payable	3,571	—	—	3,571
Earn-out liability	8,000	—	—	8,000

Total Liabilities	210,271	3,053	354	213,678

Equity
Stockholders’ Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 12,279,110 shares issued and outstanding	123	—	—	123
Additional paid in capital	91,308	—	—	91,308
Accumulated deficit	(11,320)	—	—	(11,320)
Total Stockholders’ Equity	80,111	—	—	80,111

Operating Partnership noncontrolling interests	11,878	—	—	11,878
Noncontrolling interests in properties	(754)	—	—	(754)

Total Equity	91,235	—	—	91,235

Total Liabilities and Stockholder Equity	$301,506	$3,053	$354	$304,913

City Office REIT, Inc.

Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2014

(Unaudited)

(In thousands, except share and per share data)

	City Office REIT, Inc.	Superior Pointe Acquisition (AA)	First Quarter Acquisition - Logan Tower (BB)	Impact of 2014 Acquisitions (CC)	Other Pro Forma Adjustments		Company Pro Forma
Revenue:
Rental income	$33,236	$1,819	$1,383	$4,585	$—		$41,023
Expense reimbursement	2,869	1,359	—	983	—		5,211
Other	791	—	203	6	—		1,000

Total Revenues	36,896	3,178	1,586	5,574			47,234

Operating Expenses:
Property operating expenses	14,332	1,574	611	1,773	—		18,290
Acquisition costs	2,133	200	649	290	—		3,272
Stock based compensation	1,091	—	—	—	442	(EE)	1,533
General and administrative	1,314	—	—	—	476	(FF)	1,790
Base management fee	682	—	—	—	297	(DD)	979
Depreciation and amortization	14,729	1,874	877	2,776	—		20,256

Total Operating Expenses	34,281	3,648	2,137	4,839	1,215		46,120

Operating Income/loss	2,615	(470)	(551)	735	(1,215)		1,114

Interest Expense:
Contractual interest expense	(7,854)	(90)	—	—	(254)	(GG)	(8,198)
Amortization of deferred financing costs	(1,443)	—	—	—	765	(GG)	(678)
Loss on early extinguishment of Predecessor debt	(1,655)	—	—	—	1,655	(GG)	—

	(10,952)	(90)	—	—	2,166		(8,876)
Change in fair value of earn-out	(1,048)	—	—	—	—		(1,048)
Gain on equity investment	4,475	—	—	—	(4,475)	(HH)	—

Net (loss)/income	(4,910)	(560)	(551)	735	(3,524)		(8,810)
Less:
Net (income)/loss attributable to non-controlling interests in properties	(82)	—	—	—	—		(82)
Net income attributable to Predecessor	(1,973)	—	—	—	1,973	(II)	—
Net loss attributable to Operating Partnership unitholders’ noncontrollinginterests	1,955	—	—	—	572		2,527

Net (loss)/income attributable to stockholders	$(5,010)	$(560)	$(551)	735	(979)		(6,365)

Pro forma weighted average common shares outstanding - basic and diluted							8,475,697
Pro forma basic and diluted loss per share							(0.75)

City Office REIT, Inc.

Notes and Management’s Assumption to Unaudited Pro Forma Consolidated Financial Statements

1. Notes to the Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2014

(A) The acquisition of Superior Pointe was accounted for using preliminary estimates of the fair value of tangible and intangible assets to be acquired and liabilities to be assumed in connection with the probable acquisition and are therefore subject to change. The Pro Forma adjustment includes the estimated cash paid and borrowings under the Secured Credit Facility to be established upon the acquisition of Superior Pointe.

(B) During the first quarter of 2015, the Company acquired the Logan Tower property which was paid for in cash. The acquisition of Logan Tower was accounted for using preliminary estimates of the fair value of tangible and intangible assets acquired and liabilities assumed in connection with the acquisition and are therefore subject to change.

2. Notes to the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2014

(AA) Revenue and property expenses for the Superior Pointe acquisition are based on the historical operations under the previous owners’ ownership. Pro Forma adjustments include estimated depreciation expense and interest expense. Depreciation expense is based on the preliminary estimates of fair value for the tangible and intangible assets to be acquired and is therefore subject to change. Interest expense related to the Company’s borrowings under the Secured Credit Facility are at a variable rate of LIBOR + 2.75%.

(BB) Financial results for Logan Tower are based on estimated revenue and expenses for the property. Pro Forma adjustments include estimated depreciation expense. Depreciation expense is based on the preliminary estimates of fair value for the tangible and intangible assets acquired and is therefore subject to change.

(CC) During the year ended December 31, 2014, the Company acquired Plaza 25, Lake Vista Pointe and Florida Research Park. The impact of these acquisitions on revenue and expenses has been presented as if they occurred on January 1, 2014. Revenue and property expenses prior to the acquisition of the Plaza 25 property purchased on June 4, 2014, the Lake Vista Pointe property purchased on July 18, 2014, and the Florida Research Park property purchased on November 18, 2014, are based on the historical operations under the previous owners’ ownership. Pro Forma adjustments include estimated depreciation expense and interest expense.

(DD) City Office will pay the advisor an advisory fee in accordance with the advisory agreement. The adjustment reflects the pro-forma impact as the IPO and related Formation Transactions are presented as if they occurred on January 1, 2014.

(EE) Reflects a pro rata portion of the expense of stock-based compensation to be granted to the Advisor as part of the formation transactions for the periods presented. The expense will be amortized over the vesting period.

(FF) Reflects the estimated costs to operate the entity as a public company comprised of insurance, directors, public reporting and other miscellaneous costs.

(GG) Reflects the reduction of interest expense from the repayment of mortgage debt upon consummation of the IPO. Additionally, reflects the increase in interest expense for the periods presented on the $95 million and $23.5 million mortgage loans to be guaranteed by the OP as to certain “non-recourse covenants” and secured by a mortgage on the fee simple interest in the Cherry Creek Corporate Campus, City Center and Corporate Parkway properties and the AmberGlen properties. A secured revolving credit facility of $30 million authorized and available was obtained following the formation. Pro forma reflects the amortization of the associated financing costs on the mortgage loans and the secured revolving credit facility for the periods presented. Pro forma also reflects the increase in interest expense relating to presenting the acquisitions of Plaza 25, Lake Vista Pointe and Florida Research Park as if they occurred on January 1, 2014.

In connection with the prepayment of the mortgage loan secured by Cherry Creek Corporate Campus, City Center, Corporate Parkway and Central Fairwinds, $1.1 million of deferred financing costs were written-off. Additionally prepayment costs of approximately $1.7 million were incurred.

(HH) Reflects reversal of gain on equity investment as the acquisition of the remaining 57.7% interest in Cherry Creek are presented as if it occurred on January 1, 2014.

(II) Reflects reversal of net income attributable to the Predecessor as the IPO and related Formation Transactions are presented as if they occurred on January 1, 2014.